Exhibit 99.1

e	News Release

For Immediate Release

EMJ ANNOUNCES FINANCIAL RESTRUCTURING

Lynwood, California – December 22, 2004 – The Earle M. Jorgensen Company (“EMJ”) today announced further developments in connection with the proposed merger and financial restructuring of EMJ and its parent, Earle M. Jorgensen Holding Company, Inc. (“Holding).

EMJ announced that Holding and the United States Department of Labor had agreed to a modification of the consent order and release dated January 27, 2003, that resolved a lawsuit filed by the Department of Labor in March 2002. The amended consent order has been filed with district court in California and will be effective when entered by the court. The amended consent order provides for a change in the appraisal methodology used in connection with annual appraisals for Holding’s stock bonus plan, reduces “floor price guaranty” set forth in the original consent order from $4.25 to $2.15 per share to reflect the changes in the appraisal methodology and the effect of the special contribution and allows Holding and EMJ to proceed with its proposed merger and financial restructuring.

To offset the effects of the change of appraisal methodology required by the amended consent order, Holding committed to make a special contribution of additional shares of Holding common stock or its equivalent to its stock bonus plan, a supplemental stock bonus plan, and a cash bonus plan. The special contribution will consist of 2,496,703 shares of Holding common stock or its equivalent to the plans for current employees, and cash bonuses paid through the new cash bonus plan of $1,416,905 in the aggregate to participants who are no longer employed by EMJ. The stock contribution will be made over the next two years to comply with applicable Internal Revenue Code regulations.

EMJ also announced that it has reached an agreement with Holding and Holding’s principal security holders providing for a restructuring of the combined companies’ capital structure. The merger and financial restructuring is being effected pursuant to an Agreement and Plan of Merger and Reorganization, dated as of December 17, 2004, among EMJ, Holding and EMJ Metals LLC, a newly-formed wholly-owned subsidiary of EMJ, and an Exchange Agreement, dated as of December 17, 2004, among Holding, EMJ and Kelso Investment Associates IV, L.P. and certain of its affiliates. The merger and financial restructuring will result in the conversion of all of the outstanding debt and equity securities of Holding to common stock of EMJ and/or cash. Kelso is the holder of Holding’s outstanding Series A Variable Rate Notes and also is Holding’s controlling stockholder.

The merger and financial restructuring is contingent upon the simultaneous completion of an initial public offering of EMJ’s common stock. EMJ filed a registration statement with the Securities and Exchange Commission, in connection with the proposed public offering, on October 1, 2004. The proceeds of the public offering are expected to be used to pay the cash portion of the merger consideration for Holding’s securities in the merger and the value of the shares of EMJ common stock issued in the merger will be established by the public offering price. The transaction will not affect EMJ’s day-to-day operations, and EMJ’s customers, suppliers and employees will continue to deal with EMJ. Holding filed an amendment to its registration statement on Form S-4 with the Securities and Exchange Commission today in connection with registration of EMJ common stock to be issued in the merger and financial restructuring and the solicitation of the approval of the transaction by Holding’s stockholders. EMJ anticipates that a meeting of Holding’s stockholders will be held to address the merger and financial restructuring in the first calendar quarter of 2005. There is no assurance that the proposed merger and financial restructuring will be approved by the requisite votes of Holding’s stockholders or that the other conditions to completion of the transaction will be satisfied. Thus there can be no assurance that the merger will be consummated.

EMJ also announced that, on December 16, 2004, its board of directors elected Joseph T. O’Donnell, Jr. as a director and as a member of the Audit Committee of the board of directors, effective January 1, 2005. Mr. O’Donnell is a founding partner of Briscoe Capital Management, LLC, an investment advisory firm that manages a portfolio of senior secured debt, and a director of Endo Pharmaceuticals Holdings Inc. and Metzler North America Corp. and President of Van Beuren Capital, L.L.C., a private merchant banking and advisory firm. Mr. O’Donnell has extensive experience in the acquisition and leveraged finance business, including over 15 years when he was with various affiliates of Bankers Trust Corporation.

EMJ, with headquarters in Lynwood, California, is a leading distributor of metal bar and tubular products used by North American manufacturing companies. EMJ inventories more than 25,000 different metal products in large quantities from primary producers, including a broad mix of carbon steel, stainless steel and aluminum bar. EMJ distributes its broad range of metal products and provides its customers value-added metal processing and inventory management services from its distribution network of 36 strategically located service and processing centers in the United States and Canada.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the amended consent order, the merger and financial restructuring, future financial results and company performance. Actual events may vary materially from the expectations contained herein and are subject to risks, uncertainties and other factors over which we have no control. These factors and additional information relating to risks to which we are subject are included in EMJ’s reports on file with the SEC. In particular, we refer you to EMJ’s registration statement on Form S-4, as amended, filed with the Commission on December 22, 2004. You should be aware that we do not plan to update these forward-looking statements, whether as a result of new information, future events or otherwise unless required by law.

This announcement is not a solicitation of a proxy, an offer to purchase shares of Holding’s capital stock or a solicitation of an offer to sell shares of EMJ’s common stock. EMJ has filed with the Securities and Exchange Commission a registration statement on Form S-4, including a proxy statement/prospectus, for the registration of EMJ common stock to be issued in the merger and financial restructuring and the solicitation of the approval of the transaction by Holding’s stockholders. Upon completion of the SEC’s review of the filing, Holding will call a special meeting of its stockholders and will file with the SEC and mail to its stockholders a definitive proxy statement/prospectus. The definitive proxy statement/prospectus will contain important information regarding EMJ, Holding and the merger, including, among other things, the recommendations with respect to the merger of the Special Committee of Holding’s Board of Directors constituted to address the financial restructuring and other strategic alternatives and of Holding’s Board of Directors. Holding’s stockholders are advised to read the definitive proxy statement/prospectus when made available, including the merger agreement attached thereto, before making any decision regarding the proposed merger.

Contact:	William S. Johnson,
Vice President, Chief Financial Officer and Secretary
323-567-1122

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